Exhibit 5



March 21, 1999

Petroleum Helicopters, Inc
2121 Airline Highway, Suite 400
Metairie, Louisiana 70001-5979

Gentlemen:

      We have acted as counsel for Petroleum Helicopters, Inc., a Louisiana corporation (the "Company"), in connection with the Company's Post Effective Amendment No. 1 to the registration statement on Form S-8 (the "Registration Statement") with respect to the offering by the Company of up to 175,000 shares of the Voting Common Stock of the Company, $.10 par value per share (the "Voting Common
Stock"), and up to 325,000 shares of the Non-Voting Common Stock of the Company, $.10 par value per share (the "Non-Voting Common Stock"), to certain of its employees pursuant to the terms of the Amended and Restated Petroleum Helicopters, Inc. 1995 Incentive Compensation Plan (the "Plan").

      Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Voting Common Stock and Non-Voting Common Stock registered pursuant to the Registration Statement, when issued according to the terms of the Plan, will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Yours very truly,

                         CORRERO  FISHMAN  HAYGOOD
                         PHELPS  WALMSLEY & CASTEIX, L.L.P.

                         By:  /s/ Anthony J. Correro, III
                               --------------------------
                                  Anthony J. Correro, III